EXHIBIT 10.15

Prepared 7/8/99

©1999 Bank Compensation Strategies

This document is provided to assist your legal counsel in documenting your specific arrangement.  It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document  your arrangement could result in significant loges, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the fraternal Revenue Service and the Department of Labor.  License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

CAROLINA COMMUNITY BANK
SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into this 13th day of March, 2000 by and between CAROLINA COMMUNITY BANK, located in Murphy, North Carolina (the “Bank”), and JIMMY C. TALLENT (the "Executive”). This Agreement shall append the Split Dollar Endorsement entered into on March 13 , 2000, or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life, The Bank will pay life insurance premiums from its general assets.

Article 1
General Definitions

The following terms shall have the meanings specified:

1.1          “Change of Control” shall mean any of the following:

(A) any person (as such term is used in Sections 13d and14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 25 percent of the combined voting power of the Corporation's then outstanding securities (other than a person owning 10% or more of the voting power of stock on the date hereof) or announces a tender offer or exchange offer for securities of the Corporation representing more than 25 percent of the combined, voting power of the Corporation's then outstanding securities; or

(B)          the liquidation or dissolution of the Corporation or the Bank or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of theCorporation or the Bank to an entity which is not. a direct or indirect subsidiary of the Corporation; or

(C)          the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transactions of theCorporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)          the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transactions, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or,in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)           any other event which is at any time designated as a “Change of Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative  vote of a majority of the non employee directors in office at the time the resolution is adopted; in the event any such resolution is adopted, the Change of Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Executive.

Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change of Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change of Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.2          “Corporation” means United Community Banks, Inc.

1.3          “Disability”means, if the Executive is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to both the Executive and the Bank, prevents the Executive from performing substantially all of the Executive's normal duties for the Bank.

1.4          “Insured” means the Executive.

1.5          “Insurer” means Alexander Hamilton, Life Insurance Company.

1.6          “Policy” means insurance policy AH5052195 issued by the Insurer.

1.7          “Plan Year” means a twelve-month, period commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the effective date of this Agreement and end on December 31, 1999.

1.8          “Normal Retirement Age” means the Executive's 50th birthday.

1.9          “Termination of Employment” means the Executive ceasing m be employed by the Bank for any reason whatsoever, other than by reason of an approved leave of absence.

Article 2
Policy Ownership/interests

2.1          Bank Ownership.  The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the death proceeds of the Policy remaining after the Executive's interest is determined according to Section 2.2 below.

2.2          Executive's Interest.  If the Executive dies during active service with the Company, subject to the general limitations of Article 5, the Executive shall have the right to designate the beneficiary of a portion, of the death proceeds of the Policy equal to the lesser of (1) 70% of the excess of (i) the total death benefit proceeds of the Policy, over (ii) the Policy's cash surrender value as of the day prior to the date of the Executive's death, or (2) 70% of the excess of the amount by which the total death proceeds of the Policy exceed the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the insurer.

            If the Executive dies after terminating his employment prior to Normal Retirement Age, the Executive shall have the interest determined in the above paragraph of this Section 2.2 subject to the following vesting schedule:

Plan Years	Vested Percentage
0-4 years	0%
5 or more years	100%

The Executive shall also have the right to elect and change settlement options that may be permitted.

2.3       Comparable Coverage.  The Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Executive's interest in the Policy, except, however, if the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

Article 3
Premiums

3.1          Premium Payment.  The Bank shall pay any premiums due on the Policy.

3.2     Imputed Income.  The Bank shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary or in such a manner as may be mandated by the Internal Revenue Service. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4
Assignment

The Executive may not assign or transfer the Executive's interests in the Policy other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Executive's interests in the Policy may be transferred, in whole or in part, without consideration, by written instrument signed by the Executive, to any members of the immediate family of the Executive (i.e., spouse, children and grandchildren), any trusts for the benefit of such family members or any partnerships whose only partners are such family members (the “Permitted Transferees”). Appropriate evidence of any such transfer to the Permitted Transferees shall be delivered to the Company at its principal executive office. If all or part of the Executive's interests in the Policy is transferred to a Permitted Transferee, the Permitted Transferee's rights hereunder shall be subject to the same restrictions and limitations with respect to the Executive's interests in the Policy as the Executive.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims Procedure

6.1     Claims Procedure.  The Bank shall notify the Executive, the Executive's transferee or beneficiary, or any other party who claims a right to an interest under the Agreement (the “Claimant') in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement.  If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) days.

6.2         Review Procedure.  If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty(60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him, or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8
Miscellaneous

8.1          Binding Effect.  This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

8.2      No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3       Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

8.4       Reorganization.  If the Bank merger or consolidates into or with another company, or reorganizes, or sells substantially all of its assets to another company, firm or person, the Bank will require such succeeding or continuing company, firm or person to assume and discharge the obligations of the Bank.

8.5       Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6       Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7          Administration.  The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)           Interpreting the provisions of the Agreement;

(b)          Establishing and revising the method of accounting for the Agreement;

(c)           Maintaining a record of benefit payments; and

(d)           Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8      Named Fiduciary.  For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation, responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BANK: CAROLINA COMMUNITY BANK By: /s/ Billy M Decker Title: EXECUTIVE: /s/ Jimmy C. Tallent Jimmy C. Tallent

By execution hereof, the Corporation consents to and agrees to be bound by the terms and condition of this Agreement.

                                                                        CORPORATION
                                                                        UNITED COMMUNITY BANKS, INC.

                                                                        By:       /s/   Christopher J. Bledsoe
                                                                        Title:     SVP/CFO